Exhibit 107
Calculation of Filing Fee Tables

Post-Effective Amendment No. 3 to Form S-1 on Form S-3
(Form Type)

The Beauty Health Company
(Exact Name of Registrant as Specified in its Charter)

Table3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered(1)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Class A common stock, par value $0.0001 per share(2)	79,477,510	$1,488,613,762	S-1	333-257995	July 26, 2021
Other	Warrants(2)	6,970,000	$—(4)	S-1	333-257995	July 26, 2021
Equity	Class A common stock, par value $0.0001 per share(3)	65,618	$766,418	S-3	333-267051	September 22, 2022
__________
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2)No registration fee is payable in connection with the 79,477,510 shares of Class A common stock (including
6,970,000 shares of Class A common stock underlying warrants) and 6,970,000 warrants that were previously registered under Form S–1 (File No. 333-257995), originally filed with the SEC on July 19, 2021 and subsequently declared effective (as amended and/or supplemented, the “Prior S-1 Registration Statement”). This registration statement constitutes Post-Effective Amendment No. 3 to the Prior S-1 Registration Statement with respect to the offering of such unsold securities thereunder, which is not currently being terminated by the registrant. This Post-Effective Amendment No. 3 is being filed to convert the Existing S-1 Registration Statement into a registration statement on Form S-3. See “Explanatory Note” in this registration statement. If securities previously registered under the Prior S-1 Registration Statement are offered and sold before the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.
(3) No registration fee is payable in connection with the 65,618 shares of Class A common stock that were previously registered under Form S–3 (File No. 333-267051) originally filed with the SEC on August 24, 2022 and subsequently declared effective (as amended and/or supplemented, the “Prior S-3 Registration Statement”). Pursuant to Rule 429, the prospectus included herein is a combined prospectus that also relates to securities that were registered by the Prior S-3 Registration Statement and this registration statement constitutes a post-effective amendment to the Prior S-3 Registration Statement with respect to the offering of such unsold securities thereunder, which is not currently being terminated by the registrant. Such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act. See “Explanatory Note” in this registration statement. If securities previously registered under the Prior S-3 Registration Statement are offered and sold before the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.
(4) Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A common stock.